                             PROCESSING AGREEMENT

     This Processing Agreement is effective as of November 15, 1995 (the "Effective Date") by and among Mr. Steve Arning ("Mr. Arning"), and Imaged Data, Inc. ("IDI"), both of whose address is 3150 Premier Drive, Irving, Texas 75063, and Electronic Transmission Corporation ("ETC"), having an address of 5025 Arapaho, Suite 515, Dallas, Texas 75428.

     ETC is in the business of receiving, processing, editing, and transmitting medical claims of all types electronically to organizations that reprice, adjudicate, and otherwise pay these claims, (collectively "Medical Payors"). In order for ETC to pursue more clients and build its claims network between payors and managed care organizations, it must have a resource that can convert paper claims and images into electronic data by extracting the data from various claim forms. IDI is in the business of imaging medical claims, and extracting the data from these claims by means of a technology known in the computer industry as OCR (Optical Character Recognition). Both ETC and IDI acknowledge that all claims received by ETC and/or IDI cannot be processed using OCR and will require manual data entry.

     Both ETC and IDI know that the accuracy of the data extracted is the single most important part of the claim conversion process and are thus dedicated to accuracy above all else. ETC wishes to engage IDI to convert paper medical claims and images of medical claims and to extract the data from the claims accurately from machine printed HCFA 1500 and UB-92 forms. IDI agrees to accept paper claims or scanned images from ETC or its clients and to extract as much of the data as is required by any given client. The information extracted will be checked for accuracy and then transmitted to ETC in a format agreed to by both parties on a timely basis. The time allowed to process any given group of claims will be determined by the need of the clients and will be approved in advance by IDI. ETC will pay IDI a minimum of $.29 per claim sheet and a maximum of $.32 per claim sheet to image machine printed claim forms or to accept an image of a claim form and extract the data and transmit the data to ETC for further processing. In the case of extraordinary numbers of claims from any one client of ETC's, a price less than $.29 per claim sheet may be negotiated between ETC and IDI. In the event any client wants to fax claims or submit miscellaneous claim forms to be processed including American Dental Association, hand printed and other miscellaneous claim forms, ETC and IDI will negotiate a rate for that service on a client by client basis. Subsequent pricing arrangements will be submitted to IDI in writing and approved in advance and will be subject to the terms and conditions of this agreement.

     ETC is the exclusive agent for medical claims for IDI. For all medical forms processed, imaged, archived, or otherwise processed by IDI for customers other than ETC, IDI will pay ETC thirty percent (30%) of the gross revenue paid to IDI.

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     This agreement shall be effective for a term (the "Term") of one year following the Effective Date. Such Term shall be extended automatically for subsequent one year periods unless IDI or ETC gives at least 60 days prior notice to the other that the Term will not be so extended.

     All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as set forth above or to such other address for itself as any party may specify hereunder.

     This agreement expresses the complete understanding of the parties with respect to the subject matter hereof; superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, assigns and any entity in which they have or may acquire a monetary interest. This Agreement may be executed by facsimile in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.



                         Electronic Transmission Corporation


                         By: /s/ L. Cade Havard
                            -------------------------------------
                              L. Cade Havard
                              Chairman, CEO


                         Imaged Data. Inc.



                         By: /s/ Steve Arning
                            -------------------------------------
                              Steve Arning
                              President